MANAGEMENT DISCUSSION SECTION

Operator: Hello and welcome to the Independent Bank Corp. Conference Call and Webcast. All participants will be in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. [Operator Instructions] Please note this conference is being recorded. Now I’d like to turn the conference over to Christopher Oddleifson, President and CEO. Mr. Oddleifson, the floor is yours, sir.

Christopher Oddleifson, President and Chief Executive Officer

Great. Thank you very much, and good afternoon everybody. Thank you for joining us today. I am joined by Denis Sheahan, our Chief Financial Officer, who will, after my comments review our current financial performance, credit quality and outlook in more detail.

I’ll begin with a customary cautionary statement. This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly or any forward-looking statements, whether in response to new information, future events, or otherwise.

Okay. Well, we began 2009 with a solid performance. Reported net income for the first quarter amounted to $6.4 million. There were a few small non-operating items in the quarter; excluding those, diluted operating EPS came in at $0.33 per share.

The fundamentals of the Company remained in excellent shape as demonstrated by various trends this quarter. Commercial loan growth especially C&I has been quite strong. The pipeline is strong as well. We have been very proactive on the relationship side stressing our commitment to make credit available. Core Deposit growth was exceptional in our Q1. This is more remarkable given that we typically experience seasonal declines at the beginning of each year. Core Deposits are nearly a 70% of total deposits.

We’re seeing very strong origination flow in residential mortgage and first-time home buyer programs and 15 to 20 year fixed products are getting a good response.

Our folks in wealth management continue to do a great job. Our assets under management levels are about $1.1 billion, and they held up despite a very weak market in Q1, and this is a sign that clients are consolidating more assets with us. We continue to keep our eyes open for attractive acquisition opportunities for well-run investment management firms.

These trends are not attributable to mere good fortune but a direct result of lot of hard work on our part to distinguish Rockland Trust from our competitors. For example, we’ve literally called thousands and thousands of customers during this economic period to reassure them of our strong capital position and alleviate their concerns. We’ve been educating them in the newer deposit insurance coverage and what options might work best for them.

There is no doubt whatsoever that these actions have brought us added business, especially from our heavily distracted competitors. We’re also engaged in a very active marketing campaign and maintained high visibility in the marketplace to get across the right messages about our company. With all the negative media coverage of troubled banks these days, it’s so easy for the public to lump us all together, and we work diligently to counter that.

Internally, there is a real vibrancy within our company. There are a number of new projects and systems being worked on that we’re excited about. And our employees, my colleagues, are energized beyond anything I’ve seen before to work for a company that’s strong and focused on growth.

On the credit front, we are experiencing an increase in our non-performers in line with the deepening recession, but overall credit quality remains well-contained. Our detailed assessment of each non-performing loan leads us to believe that charge-offs will remain within our expectations.

I want to remind the listeners that our commercial lending process starts with a disciplined underwriting at origination and we have a well diversified loan portfolio and our commercial workout team has been together for quite some time. Any troubled credits are quickly transferred from the line to this group.

On the commercial side, what we see are occasional problems with isolated credits but no portfolio-wide breakdowns. On the consumer side, we see some strain caused by the decline in housing values and rising unemployment but nothing dramatic, and our in-depth knowledge of each of our local markets has kept us in good stead.

While we’re certainly not immune to recessionary forces, our regional economy does possess some silver-lining, as it is diversified with no major industry concentrations overly exposed to the downturn. The education and healthcare sectors are larger and doing quite well. Also, the rate of growth in unemployment in the region has begun to slow.

Turning to other important developments, we were quite pleased to have closed on our Ben Franklin acquisition this month. Ben’s 11 branches and nearly $650 million of deposits are a terrific complement to our franchise. This is a contiguous expansion into the highly attractive markets just west of Boston. It possesses excellent demographics and higher densities than our current footprint, and it’s a great opportunity to bring our deeper product set to Ben Franklin’s customers.

All our original expectations about Ben Franklin’s strategic fit and customer opportunities have been more than borne out on the ensuing months. We are quite experienced in assimilating acquired banks, most recently Slade’s Ferry, and all has gone very smoothly. This one we expect will be no different; in fact we are very far along in the integration effort with Ben Franklin. All major conversions are scheduled for May 8th. This includes all signage, major operating and financial systems, and so on; our respective banks will be merged then.

We conducted a mock conversion this past week, which went very well. All the key people decisions have been made. We are fortunate that three members of the Ben Franklin Board, including CEO, Tom Venables, have already joined our Board and all of the marketing plans and outreach efforts to reach Ben’s customers are in place and in fact have begun. So we’re very excited. Our ability to acquire a healthy institution such as Ben Franklin is testament to the strength of our own institution.

The other notable development of course is our announcement last week of our intent to repay all of the $78 million in preferred stock received in conjunction with the Treasury CPP program. This was accomplished a few days later. Let me explain some of our thinking on this. When we were first invited to participate in the program, we thought long and hard about it, we did not feel capital constrained in our lending efforts and were already quite active in meeting the credit needs of our markets.

We were ultimately persuaded by the spirit of the government’s concerted efforts to help our nation’s economy and break the back of the looming credit crunch by providing more firepower to healthier banks in the form of added capital. But unfortunately the program quickly morphed into something quite different, and became widely perceived as a bail out program in a highly politicized setting. Feedback and persistent inquiries from our own customers and prospects confirm these impressions and clearly tarnished our reputation. The government also changed the rules midstream on the recipients of CPP capital. These were onerous and compromised our ability to effectively run our business.

We felt it was in the best interest of our stakeholders to repay the investment, I have to say the follow-up responses we got from all our constituents: our customers, prospects, communities, and employees have been simply amazing. It is as if we’ve unleashed all this pent-up frustration they had with the negative imagery of the government program. Since we had never fully leveraged the CPP capital on our balance sheet repaying it has had minimal impact on the asset side. We also avoid the ongoing dilutive impact of the preferred dividends.

We remain in good shape in the capital front after repayment and are fully able to support expected growth. We will continue to exceed Tier 1 and total risk-based-capital – well capitalized levels. Prior to the CPP investment we’re able to generate healthy loan growth on our capital base and we expect that to continue to grow.

If we experience much stronger loan growth, we’ll have to re-evaluate that. In conclusion, I’d say that the Rockland Trust franchise is in fine, in great shape. The macroeconomic environment does remain quite challenging, but we haven’t gone into a shell. We’ll stick to our game plan in pursuing very, disciplined growth capitalizing on our competitive advantage, and of course enthusiastically serving all of our constituents.

And now I’ll hand this over to Denis.

Denis K. Sheahan, Chief Financial Officer

Thank you, Chris, and good afternoon. In addition to reviewing with you Independent Bank Corp.’s performance in this first quarter of 2009. I plan to provide you a few of our thoughts regarding capital, the status of the Ben Franklin integration, and the consequences of the new accounting for business combinations. In addition to a discussion of our commercial real estate portfolio, which we get a lot of questions about and why we feel good about the quality of that portfolio. You will also note we adopted more of a focus on linked-quarter comparisons in the earnings release, which we believe investors find more helpful.

I’ll now review our first quarter performance. Independent Bank Corp. reported net income of $6.4 million, and inclusive of 1.2 million in preferred dividends, net income available to common shareholders was $5.2 million or GAAP diluted earnings per share of $0.32 for the first quarter of 2009 as compared to $3 million, or $0.18 GAAP diluted earnings per share in the fourth quarter of 2008. There are a number of non-core items in the first quarter period detailed in a table following the income statement in the earnings release, consisting of securities gains, and mergers and acquisitions expenses. Excluding these non-core items, diluted earnings per share on an operating basis were $0.33 in the first quarter.

I’ll now review a couple of key takeaways from the first quarter. First of all, deposits, excess cash in the form of a large Fed funds position, and the net interest margin. Independent Bank Corp.’s deposit growth in the first quarter was greater than anticipated. Typically the first quarter is the slow deposit quarter for us due to the seasonality of deposit flows, yet this first quarter was atypical.

Deposits grew by $75 million, or almost 12% on an annualized basis, primarily due to customers retaining more of their deposit relationship with the bank. Great news, however, when combined with a large cash position following the issuance of the preferred stock to the U.S. Treasury and the Capital Purchase Program, it left us with a large Fed fund sold position amounting to, on average, a $120 million in the quarter yielding only 65 basis points. As a consequence, the net interest margin decreased to 3.55% as compared to our expected level of 3.70%.

Second key takeaway: Capital. As Chris discussed, Independent Bank Corp. returned the $78 million in CPP proceeds this month. As part of exiting the program, you should be aware of two particular consequences to be felt in the second quarter. First, while we received $78 million and repaid $78 million to the Treasury, you will note at March 31st an amount on the face of the balance sheet identified as preferred stock of $73.6 million.

The difference of $4.4 million will be charged to net income available to common shareholders in the form of an imputed dividend to the Treasury in the second quarter. This charge, while creating noise in the income statement is neutral to common equity on a year-to-date basis.

In addition, management is in the process of determining its action with respect to the common stock warrants, which may result in an additional charge to capital if redeemed. As Chris mentioned earlier, we remain well capitalized from a regulatory perspective following the repayment of the preferred stock. In addition, from a book equity perspective, the Company’s tangible common equity to tangible assets ratio of 5.83%, which is pro forma to include the tax deductibility of certain intangibles and the exclusion of the CPP remains sufficient to support growth.

Most followers of our company neglect to remember the important tax deductibility of about a third of our goodwill due to the branch acquisition in 2000. This makes an important difference to the perceived level of tangible common equity, and I’ve included that reality in the 5.83% provided.

Our decision in returning the capital purchase program funds included an analysis of anticipated loan losses and asset growth in the expected environment in addition to more stressful environments. Based upon that analysis, management determined it was financially feasible to return the CPP without the need to raise common equity. However, we have determined it appropriate to file in the near future, a shelf registration statement to provide flexibility in case our outlook changes.

Third key takeaway, asset quality. Non-performing loans of $29 million represented 1.08% of total loans at March 31, an increase of seven basis points from the level at year-end. Net charge-offs in the first quarter of $3.6 million, or 53 basis points annualized, were largely driven by a $2 million commercial real estate charge-off we discussed with you on our last earnings conference call, which was reserved for in the fourth quarter of 2008.

Total loan loss provision was 4 million in the quarter adding to loan loss reserves. Loan delinquency increased to 1.76% at March 31 as compared to 1.67% at year-end. As Chris discussed, we’re seeing some weakness but not of the magnitude to raise great concern, and certainly within the parameters expected at the beginning of this year. Recent reports have raised concern regarding the health of the commercial real estate market nationally and in New England, and we thought it important to provide some data regarding our commercial real estate portfolio for your information.

While we’re seeing some softening as expected in this weaker economy, loan delinquency in the commercial real estate portfolio including construction was 1.38% at March 31st. This delinquency is contained in 42 separate loans amounting to an average loan size of $425,000 and is indicative of the general granularity of this portfolio. The banks commercial non-performing loan ratios are well contained with commercial real estate non-performing loan ratio at 83 basis points, and C&I non-performing loan ratio at 1.36% of those loans, respectively.

In looking at various research reports, we know this performance to be significantly under national averages, and is indicative of the quality of the portfolio. Further evidencing the granularity of a commercial real estate portfolio is our largest single relationship exposure, which is $37 million consisting of 27 different loans. In addition, we have a well diversified in-market portfolio with no exposure to national syndicated lending.

Speaking to the rental market, we have historically been a sell-through lender, which is not indicative of the Boston commercial real estate rental market. The South Shore has historically had a 15-20% vacancy rate and while rents increased in recent years, they did not approach the froth of the Boston market.

That said, real estate leasing activity is slowing with negative absorption and rent reductions in the overall market with virtually no sales activity. However, our loan experience to date has been meeting expectations due to loan seasoning, guarantees, and the ability to modify existing loans where necessary or warranted as a balance sheet lender. A significant drop in market interest rate affords the bank the ability to offer payment reductions based on today’s rates and exchange for the borrowers shoring up the credit as deemed necessary, such as providing additional collateral and other measures.

Next, the Ben Franklin acquisition. As Chris mentioned, it closed this month, and the integration is underway and meeting expectations. We still expect the acquisition to be 2-3% accretive to earnings per share in 2009. We are in the midst of de-levering the Ben Franklin balance sheet by selling the securities position, and paying down wholesale borrowings. Significant components of the financial integration are the new accounting standards for business combinations. While I don’t intend this to be an accounting lecture, there are two primary implications of the new rules. The first relates to merger and acquisition expenses.

The bank incurred $1.5 million in M&A expenses in the first quarter, some of which would previously have been charged to goodwill. The change provides greater income statement volatility, but the impact to tangible capital is the same. This implies no big deal with the new accounting standards.

Second, and more importantly, the allowance for loan losses of the acquired entity goes away. It can no longer be carried over and combined with the acquirer’s reserve. The Ben Franklin reserve amounted to $9.8 million at March 31 of ‘09. Loans and other assets and liabilities are recorded at fair value, and this fair value includes a credit mark on the loan portfolio.

From a financial statement reader’s perspective, you will see a reduction in the reserve-to-loan ratio as the credit mark in the acquired loans is booked as a contra to the individual loan categories. In the future, management will provide you with a new disclosure in our second quarter release that is called total reserves against loans that attempts to encompass bought the traditional loan loss reserve in addition to the credit mark on the acquired loans. We anticipate the resulting total reserves as a percentage of loan losses to be in the same range of 1.4% of total loans as at March 31st, all else equal.

Finally for key takeaways, core non-interest income was up in the first quarter on the strength of mortgage-related income. And core non-interest expenses were basically flat with the prior quarter.

In summary, the first quarter of 2009 met our expectations. I’ll now discuss our earnings guidance for the rest of the year.

As you can appreciate, there is much uncertainty in the financial services industry regarding individual company performance in 2009 in light of the economic weakening. Yet we feel it is important to share our outlook with our shareholders recognizing that it is a fluid exercise and subject to updates throughout the year. Our best and most current estimate of performance is unchanged from what we provided last quarter with diluted earnings per share on an operating basis expected to be in the range of a $1.60 to $1.70. This excludes the impact of the special FDIC assessment in the second quarter of this year, as it is unclear whether that will come out.

If the assessment is 20 basis points as originally announced, that would have equate to a charge of approximately $6 million pre-tax or $0.18 per share. We understand there are discussions underway to reduce the level of the assessment below the 20 basis point level.

Here are other key assumptions in our earnings estimate. As mentioned already, the Ben Franklin integration is progressing smoothly. Most of the balance sheet restructure is complete. Systems integration is planned for the beginning of May and cost saves are on track. Excluding one-time charges, we continue to expect Ben Franklin to be 2 to 3% accretive in 2009.

The second assumption is that we experience no further securities impairment as we had none in the first quarter. Loan loss provision was previously estimated to be in the $14 to $17 million range, including Ben Franklin, and we continue to believe in that range; tax rate 26%, net interest margin 3.70% for the rest of the year. The large Fed fund sold position that caused such a drag on the margin in the first quarter has largely been eliminated in April, and the impact of the Ben Franklin balance sheet restructure will also enhance the margin.

Just a word on the upcoming second quarter specifically. Beyond the FDIC special assessment we spoke about, there were several large non-operating charges that will serve to depress reported GAAP results. These include the Ben Franklin merger charges of approximately $4.3 million pre-tax or $0.13 per share. The aforementioned $4.4 million after tax imputed dividend charge to net income available to common shareholders will equate to $0.21 per share. This is essentially a noncash item. I have not assumed a charge to earnings to redeem the stock warrants issued to Treasury as part of the Capital Purchase Program, as it is my understanding that will result in a charge to capital and not earnings.

That concludes my comments. Chris?

Christopher Oddleifson, President and Chief Executive Officer

Okay. I think we are all set for some questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And the first question comes from Mark Fitzgibbon of Sandler O’Neill.

<Q – Mark Fitzgibbon>: Good afternoon, gentlemen. I was wondering if you could share with us how much of the $810 million of CDs are scheduled to reprice this year, approximately?

<A – Christopher Oddleifson>: It would be the vast majority of it, Mark. We can get you a more exact number later, I don’t have that right in front of me, but the vast majority of it would reprice this year.

<Q – Mark Fitzgibbon>: And on average your repricing CDs today, I think the average rate on those is around 2.75%, would you pick up 75 basis points, would that be a good guesstimate?

<A – Denis Sheahan>: What are we doing today, say a six-month CD, what are we pricing a six-month at?

<A – Denis Sheahan>: A little bit differentiated pricing, in the western suburbs we’d expect in the region of 2%, somewhere between 1.50% and 2% the CDs would be priced.

<Q – Mark Fitzgibbon>: Okay. And then we’ve seen the majority, I think you indicated of the downward repricing of assets from the Fed cut?

<A – Denis Sheahan>: Yes.

<Q – Mark Fitzgibbon>: Okay. And then could you share with us what’s your 30 to 89-day delinquencies were at March 31st?

<A – Denis Sheahan>: Sure, I’d be happy to do that. I’d say – just maybe give you a trend over the last three quarters, just to give you a sense for how that’s changed over time.

<Q – Mark Fitzgibbon>: Okay.

<A – Denis Sheahan>: The September quarter, 30 to 89-day delinquency is $25 million. The December quarter it was $29 million and the March ‘09 quarter is $24 million.

<Q – Mark Fitzgibbon>: $24, okay. And then one last question I had was, I noticed that you had some swap income this quarter, I guess I had thought the swaps were all unwound, you clearly still have some outstanding?

<A – Denis Sheahan>: This is loan level swaps. This is as a result of, one of the things that we’re trying to do, Mark, is very aggressively get some of our fixed rate commercial real estate in this environment to give our borrowers the benefit of a low fixed rate, but to give the bank the flexibility swap at the variable.

<Q – Mark Fitzgibbon>: I got you. So you’re just swapping on behalf of the customers. You are not balance sheet risk...?

<A – Denis Sheahan>: That’s right. We do have swaps, macro level swaps on the balance sheet, we certainly do.

<Q – Mark Fitzgibbon>: And how much is that?

<A – Denis Sheahan>: Please bear with me a second.

<Q – Mark Fitzgibbon>: Sure.

<A – Denis Sheahan>: Is it about $200 million, Rob?

<A>: Yes.

<A – Denis Sheahan>: $185 million.

<Q – Mark Fitzgibbon>: Great. Thank you very much.

<A – Denis Sheahan>: Sure.

Operator: The next question we have comes from Damon DelMonte of KBW.

<Q – Damon DelMonte>: Hi, good afternoon guys. How are you?

<A – Denis Sheahan>: Good.

<Q – Damon DelMonte>: Denis, could you just give us a little color on the mortgage banking outlook, it was very strong this quarter and kind of what the pipeline looks like as we head into the second quarter? Or Chris, I guess, either one, sorry.

<A – Denis Sheahan>: The pipeline actually continues to be very strong, Damon. It’s obviously mostly refinancing volume, but it continues very strong into the second quarter, and we would expect our income level to continue to outperform the prior-year period.

<Q – Damon DelMonte>: Okay. Great. With respect to the margin you said you’re still looking for 3.70% for the year, does that mean the fourth quarter would be 3.70% or the average for the year would be 3.70%?

<A – Denis Sheahan>: No. We think that by the time we get to the fourth quarter, we would hope to be up in the 3.80% range again.

<A – Denis Sheahan>: Do you have the average for the year, Rob? The average for the year is 3.70%. And again that’s because, Damon, the drag on the margin in the first quarter from this Fed funds position was 12 basis points.

<Q – Damon DelMonte>: Right.

<A – Denis Sheahan>: So we would expect between that. We’ve essentially eliminated that Fed funds sold position, and the restructure of the Ben Franklin portfolio will benefit the margin.

<Q – Damon DelMonte>: Okay. And then just in the way of any participations outside of market or shared national credit exposure?

<A – Denis Sheahan>: Yes. We’ve no exposure to these national syndicated credits, is that you are referring to?

<Q – Damon DelMonte>: Yes.

<A – Denis Sheahan>: We’ve no exposures.

<Q – Damon DelMonte>: Okay. That’s all I have. Thank you.

<A – Denis Sheahan>: You’re welcome.

Operator: And the next question we have comes from Laurie Hunsicker of Stifel Nicolaus.

<Q – Laurie Hunsicker>: Yeah, hi, thanks, good afternoon. Just if you could give us maybe a little bit more color with respect to credit, the C&I non-performers jumped up linked quarter.

<A – Denis Sheahan>: Sure.

<Q – Laurie Hunsicker>: Can you just take us through maybe some of the larger loans that made up that?

<A – Denis Sheahan>: Yeah, there were two credits in particular, that were the reason for the increase in C&I. One is a marina, and the other one is equipment rental in the construction industry, equipment sales and rental in the construction industry. Both of those we feel are in pretty good positions. There is some exposure there, probably in the region of, from talking to our credit folks, there’s probably in the region of $300,000 to $600,000 in exposure for both credits. So it’s very limited overall, we feel pretty good about our ability to work through those credits.

<Q – Laurie Hunsicker>: Okay. And, in market?

<A – Denis Sheahan>: Yes, yes, absolutely.

<Q – Laurie Hunsicker>: Okay. And then the home equity jump, it went from about one to three million in the quarter?

<A – Denis Sheahan>: Yeah, I mean, Laurie, it’s somewhat like residential as well, even though residential was down in the quarter. We’re going to see, with the economy weakening as it has, with the increase in unemployment both nationally but more importantly for us within the state, going from 5.3% in September to now around 7.8%, we’re going to see an increase in consumer delinquencies within our expectations. If it’s any indications for you – our home equity losses year-to-date are below our budgeted level. That said, we do expect more loss to come in home equity. We expect non-performers to grow, because it’s just taking a long time to work through these credits, whether it’s residential or home equity, it takes a long time to get through them.

<Q – Laurie Hunsicker>: Right.

<A – Christopher Oddleifson>: And all this is reflected in our loss forecast for the year, which we have not changed our perspective.

<Q – Laurie Hunsicker>: Okay.

<A – Christopher Oddleifson>: I mean, those have gone up home equity from $1 to $3 million, it doesn’t change our loss perspective.

<Q – Laurie Hunsicker>: Okay. Okay. And then the commercial real estate non-performers, you had a cleanup there, what came off?

<A – Denis Sheahan>: Yeah, well, it’s a combination of couple things, one being that we had, as we spoke to you in the fourth quarter, we expected to take about a $2 million charge in a couple of, largely one commercial real estate credit and that happened.

<Q – Laurie Hunsicker>: Okay, so that was it, right, okay.

<A – Denis Sheahan>: That was it largely, and also we talked about two specific credits last quarter. One of which is working out really well, which we’ll have a very limited exposure. And the other one we talked about this $2 million charge.

<Q – Laurie Hunsicker>: Wait, I’m sorry. You’re exactly right, the $2 million of the $3.6 million, okay. So that was the drop. Okay. I’m sorry. We haven’t had a whole lot of time to digest this fully prior to your call. Of your $32, $33 million in non-performers this quarter, is there any troubled debt that we’re structuring in that number?

<A – Denis Sheahan>: Sure. I mean, it’s...

<Q – Laurie Hunsicker>: You know what that is?

<A – Denis Sheahan>: Do you have it, Rob?

<Q – Laurie Hunsicker>: Or asked a different way, do you exclude your TDRs from non-performers or do you include them?

<A – Denis Sheahan>: We include them. They have to be accruing for – or excuse me, they have to be paying for a period of six months before we return or take them off non-accrual.

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: But we can follow-up with you on that. I think there is, I think I saw that number earlier. I can follow-up with you on that, Laurie.

<Q – Laurie Hunsicker>: Okay. And then the last thing on credit, Ben Franklin’s non-performers, do you guys have a current number for us on that?

<A – Denis Sheahan>: No, I do not. But I can get that for you.

<Q – Laurie Hunsicker>: Okay. And then just one last question. Chris, I guess, given that you’re obviously paying back TARP here, for all the reasons you outlined, and certainly you’re still seeing strong loan growth. Can you comment a little bit on your thoughts to potentially accessing the secondary market at some point and how you look at that, how you weigh that?

<Q – Laurie Hunsicker>: In other words, doing some form of like a common stock offering.

<A – Christopher Oddleifson>: Yeah, well, I mean – we’re very much – all our analysis in our stress cases and growth cases suggest that we do not need to raise capital. However, we also acknowledge that we have to monitor that very, very carefully. One way we think about it is that there are lot of plump, we sort of call a lot of these fabulous loan opportunities plump cherries on a cherry tree. And if there are more of these attractive credits made available to us, we may be able to grow faster than we project, and then we will have to re-evaluate that. But right now we think we’re going to be fine.

<Q – Laurie Hunsicker>: Okay. And I guess just sort of tangentially, if you see a need for capital, and you also had another opportunity to buy an overcapitalized bank like a Ben Franklin. Would that potentially have more appeal to you versus the secondary? And I realize some of this is depending but I just wonder...

<A – Christopher Oddleifson>: I think, I mean it’s all situational, Laurie. I mean, we evaluate on a case by case basis.

<Q – Laurie Hunsicker>: Okay.

<A – Christopher Oddleifson>: I think, I mean we’re very sensitive to being good stewards of capitals whether it’s a low cost capital and so on and we’d have to sort of take a look at it one step at a time.

<Q – Laurie Hunsicker>: Okay. Great. Thank you.

<A – Denis Sheahan>: I just want to add before the next question, I want to readdress Mark’s question regarding the level of swaps that we have on the balance sheet, we’ve $235 million.

Operator: And the next question comes from Bryce Rowe of Robert W. Baird.

<Q – Bryce Rowe>: Thanks. Good afternoon, guys.

<A – Denis Sheahan>: Hi, Bryce.

<Q – Bryce Rowe>: Hi, Denis. Can you talk about the de-levering that’s taken place from Ben Franklin? Where do we expect the securities portfolio to be come second quarter?

<A – Denis Sheahan>: In total, or just with the Ben Franklin fees?

<Q – Bryce Rowe>: In total’s fine.

<A – Denis Sheahan>: Bear with me a second.

<Q – Bryce Rowe>: Theirs is about $150, $160 million, is that right?

<A>: Yeah, it’s about $675 to $700 million.

<A – Denis Sheahan>: Yeah, and that – and as Rob said in the $675 to $700 million of the securities portfolio.

<Q – Bryce Rowe>: Okay. And then, you mentioned the Fed funds position, where did that go? Did that go into the securities portfolio or into some loans?

<A – Denis Sheahan>: Some of it is in sort of the de-levering of the Ben Franklin balance sheet.

<Q – Bryce Rowe>: Okay.

<A>: $78 million is the CPP going back.

<A – Denis Sheahan>: Bryce, did you catch that? $78 million of it was the return of the CPP proceeds.

<Q – Bryce Rowe>: Okay.

<A – Denis Sheahan>: Yeah, loan growth for us, and then some of the Ben Franklin balance sheet restructure.

<Q – Bryce Rowe>: Okay. And last question just a clean up item. Do you have head count at the end of the quarter, what do you expect it to be with Ben Franklin?

<A – Christopher Oddleifson>: No. I don’t have that, Bryce. We can probably get it for you. We haven’t – we certainly know it’s here in the depths of the organization, but the transaction just closed recently, so I’ll have to get back to you on that.

<Q – Bryce Rowe>: Okay. Thanks.

Operator: And the next question we have comes from Ross Haberman with Haberman Funds.

<Q>: How are you gentlemen? I just have a quick question on – sorry it’s so loud – I got on late. Could you talk about how well Ben Franklin is being integrated, and when do you think we’re going to see some accretion from that acquisition?

<A – Christopher Oddleifson>: Well, it’s – we closed a couple of Fridays ago, it’s being integrated very, very well. We plan to convert system, signage et cetera on May 8. I did mention in my comments what we have in recent experience. Those have gone well. We expect this to go well; we had a mock systems conversion with the live data in a mock environment. That went very, very well last weekend, discovered a couple of things that we’ll fix up in an ample time to really make it very, very smooth. And we expect to have a 2 to 3% of accretion, exclusive of one-time charges this year.

<Q>: The 2 to 3% accretion in calendar ‘09?

<A – Denis Sheahan>: Yes, obviously excluding the one-time charges we mentioned.

<Q>: Sure.

<A – Denis Sheahan>: That we took $1.5 million pre-tax in Q1, and we’re expecting up to $4.3 million in Q2 pre-tax.

<Q>: $4.2, okay. And that should be it for the write-off?

<A – Denis Sheahan>: Well, actually, they are not –

<Q>: Or charges I’m sorry, charges?

<A – Denis Sheahan>: Yes, yes. I mean, we wouldn’t expect given that this was an early quarter acquisition. We wouldn’t expect much of anything to flow into the third quarter. From a sort of an M&A expense integration prospectus.

<Q>: And one technical question, are they transferring over to your data processing or vice-versa?

<A – Denis Sheahan>: They are transferring over to our data processing at the beginning of May.

<Q>: Okay. Thanks, guys. Best of luck.

<A – Denis Sheahan>: Okay. Thank you.

Operator: Gentlemen, we are showing no further questions at this time. Would you like me to give the instructions again?

Christopher Oddleifson, President and Chief Executive Officer

No, our listeners, I’m sure, know what they are. We’re in good shape. Thank you very much everybody. We look forward to talking to you next quarter.

Operator: Okay. Thank you, gentlemen. And the conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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